March 18, 2009	Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC. ANNOUNCES

APPOINTMENTS OF NEW CHAIRMAN

AND VICE-CHAIRMAN

PITTSBURGH, PA, March 18, 2009 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (Nasdaq: FSBI), today announced the appointment of Christopher S. Green, C.P.A. as its Chairman of the Board of Directors and of its wholly-owned subsidiary, Fidelity Bank, PaSB. Mr. Green has been a Director of the Bank since 2005 and is the managing partner of Green & Bridges, LLP, a local certified public accounting firm headquartered in Carnegie, PA. Also appointed, as Vice-Chairman of the Board of Directors was Charles E. Nettrour. Mr. Nettrour has been a Director of Fidelity for more than 22 years and is the retired President and Chief Executive Officer of Martin & Nettrour, Inc. and also of Retirement Design Unlimited, Inc.

Richard G. Spencer, President and Chief Executive Officer of the Corporation and the Bank stated, “I am very pleased that Chris and Chuck have been appointed as Chairman and Vice-Chairman respectively. Their professional experiences and close ties to the community will make them invaluable assets to the Bank. I look forward to working with Chris and Chuck as they assume their new responsibilities.”

Fidelity Bancorp, Inc. is a bank holding company organized under Pennsylvania corporate law that owns and operates Fidelity Bank, as its wholly-owned subsidiary. The Company conducts its business through the Bank from its main office in Pittsburgh and thirteen full-service branch offices located in Allegheny and Butler Counties, Pennsylvania.